UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2006

UTSTARCOM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29661	52-1782500
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

1275 Harbor Bay Parkway

Alameda, California 94502

(Address of principal executive offices)    (Zip code)

(510) 864-8800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 25, 2006, UTStarcom, Inc., a Delaware corporation (the “Company”), entered into a Strategic Alliance Agreement (the “Agreement”) with Pantech & Curitel Communications, Inc. (“Pantech”).

Pursuant to the Agreement, Pantech appointed the Company as its exclusive distributor for Pantech’s CDMA handsets and related products (the “CDMA Units”) in North America, Central America and South America with the exception of Brazil (the “Territory”), for a period of three (3) years.

Under the terms of the Agreement, the Company may, upon satisfaction of certain terms and conditions of the Agreement, purchase from Pantech a cumulative total of up to thirty million (30,000,000) CDMA Units over a three (3) year period, starting on October 1, 2006, for distribution in the Territory.  In consideration for the Company’s exclusive distributorship of Pantech’s CDMA Units in the Territory, the Company will also purchase certain other inventory of Pantech during the third quarter of 2006.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2006.

Forward-Looking Statements

This Form 8-K contains statements that are forward-looking in nature, including statements about the anticipated term and scope of the Company’s strategic alliance with Pantech, and the anticipated volume of CDMA Units and certain other Pantech inventory to be purchased by the Company.  Those statements are subject to risks and uncertainties that may cause actual results to differ materially. The Company refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTSTARCOM, INC.

Date: September 29, 2006	By:	/s/ Francis P. Barton
	Name:	Francis P. Barton
	Title:	Executive Vice President and Chief Financial Officer